EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Digimarc Corporation

(Exact Name of Registrant as Specified in its Charter)

Securities Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,848,985(3)	$3,651.73	$23,851,907	$153.10 per $1,000,000	$3,651.73

Total Offering Amounts					$23,851,907		$3,651.73

Total Fee Offsets							$0

Net Fee Due							$3,651.73

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of Digimarc Corporation (the “Registrant”) that may become issuable under the Registrant’s 2018 Incentive Plan (the “2018 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $12.90, based on the average of the high sales price ($13.29) and the low sales price ($12.50) for the Registrant’s common stock as reported by the Nasdaq Stock Market on May 28, 2025.

(3)

The shares being registered include 950,000 shares available under the 2018 Plan pursuant to an increase under the 2018 Plan that became effective on May 7, 2025, and 898,985 shares available under the 2018 Plan that were previously subject to awards of restricted stock or units granted under the 2018 Plan.